Exhibit 10.6

Organization and Compensation Committee Determination

On February 15, 2006, the Organization and Compensation Committee of the Board of Directors of TXU Corp. (Company) determined that the minimum number of performance units required to be issued to Messrs. Wilder, Burke, Campbell and Greene pursuant to the terms of their employment agreements would be adjusted to reflect a two-for-one stock split of the Company’s shares of common stock, effected on December 8, 2005.